EXHIBIT 32


     The certification set forth below is being submitted in connection with the Quarterly Report on Form 10-Q to which this certification comprises an exhibit (the "Report") for the purpose of complying with Rule 15d-14(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Section 1350 of Chapter 63 of Title 18 of the United States Code.

     Airplanes Limited and Airplanes U.S. Trust (together the "Company") are special purpose vehicles that do not employ and have not employed any individual as a chief executive officer or chief financial officer and does not have and has not had any employees or executive officers since its inception. For all executive management functions the Company retains and relies upon its third party aircraft servicer, administrative agent and cash manager. These third party service providers are required to perform these executive management functions in accordance with the requirements of the servicing agreement, administrative agency agreement and cash management agreement, respectively. With respect to the information contained in the Report, all information regarding the aircraft, the leases and the lessees is provided by the servicer pursuant to the servicing agreement. The cash manager calculates monthly payments and makes all other calculations required by the cash management agreement. Pursuant to the administrative agency agreement, the administrative agent uses the information provided by the servicer and the cash manager and other information the administrative agent acquires in the performance of its services to the Company, to prepare all disclosure (including the Report) required to be filed with the Securities and Exchange Commission.

     Having regard to the Company's operating procedures discussed above, I, William M. McCann, as Chairman of the Board of Directors of Airplanes Limited and Chairman of the Controlling Trustees of Airplanes U.S. Trust, in each case, a non-executive, hereby certify that, as of the end of the period covered by the Report, to my knowledge based upon, inter alia, a review of the Report, the information provided by the servicer, administrative agent and cash manager pursuant to the servicing agreement, administrative agency agreement and the cash management agreement, respectively, and discussions and meetings with the other members of the board of the Company and the servicer, administrative agent and cash manager:

     1. such Report fully complies with the requirements of Section 15(d) of the Exchange Act; and

     2. the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.



                                          /s/ William M. McCann
                                          -------------------------------
                                          Name:  William M. McCann
                                          Title: Chairman, Board of Directors of
                                                 Airplanes Limited
                                                 Chairman, Controlling Trustees
                                                 of Airplanes U.S. Trust

                                                 February 17, 2004